UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2018

 BLACK CREEK DIVERSIFIED PROPERTY FUND INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)
(303) 228-2200
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 3, 2018, Gary M. Reiff informed Black Creek Group and Black Creek Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) that after more than 11 years at Black Creek Group, he is leaving to pursue a once-in-a-lifetime opportunity to serve as Chief Legal Officer of University of Colorado Health, d/b/a UCHealth (“UCHealth”). UCHealth is a nationally recognized, nonprofit network of 10 acute care hospitals and more than 150 clinics throughout Colorado, southern Wyoming and western Nebraska, employing more than 21,000 people. With University of Colorado Hospital as its academic anchor, UCHealth’s mission is to improve the lives of people in Colorado and beyond. Mr. Reiff will be responsible for all legal affairs across UCHealth and will serve as the primary legal advisor to the Chief Executive Officer, the organization’s senior management team, the board of directors and the system. Mr. Reiff leaves us on excellent terms to pursue this prestigious and exciting opportunity. Mr. Reiff’s resignation as the Company’s Managing Director, Chief Administrative and Compliance Officer will be effective as of June 13, 2018.
In connection with Mr. Reiff’s departure, Joshua J. Widoff was appointed the Chief Legal Officer of Black Creek Group effective upon Mr. Reiff’s departure on June 13, 2018, and, in connection with such appointment, on May 4, 2018 the Company’s board of directors approved a change in his officer position from Managing Director, General Counsel and Secretary to Managing Director, Chief Legal Officer and Secretary, effective upon Mr. Reiff’s departure on June 13, 2018. Mr. Widoff will also serve as Chief Legal Officer for Black Creek Diversified Property Advisors LLC (the Company’s external advisor), Industrial Property Advisors LLC (the external advisor to Industrial Property Trust Inc. (“IPT”)) and BCI IV Advisors LLC (the external advisor to Black Creek Industrial REIT IV Inc. (“BCI IV”)), effective as of June 13, 2018.
Below is Mr. Widoff’s updated biographical summary:
Joshua J. Widoff has served as our Managing Director since April 2017 and our General Counsel and Secretary since September 2007, and will serve as our Chief Legal Officer, General Counsel and Secretary as of June 13, 2018. Mr. Widoff served as our Executive Vice President from October 2010 to April 2017 and served as Senior Vice President from September 2007 to October 2010. Mr. Widoff has served as Managing Director of IPT since April 2017 and as General Counsel and Secretary of IPT since September 2012, and he previously served as an Executive Vice President of IPT from September 2012 to April 2017. Mr. Widoff has served as Executive Vice President, General Counsel and Secretary of BCI IV since November 2014. Mr. Widoff will also serve as Chief Legal Officer for Black Creek Group LLC, Black Creek Diversified Property Advisors LLC (the Company’s external advisor), Industrial Property Advisors LLC (the external advisor to IPT) and BCI IV Advisors LLC (the external advisor to BCI IV), effective as of June 13, 2018. Mr. Widoff has served as Managing Director of DC Liquidating Trust since April 2017 and as General Counsel and Secretary of DC Liquidating Trust since November 2015, and he previously served as an Executive Vice President of DC Liquidating Trust from November 2015 to April 2017. Mr. Widoff also served as the Senior Vice President, General Counsel and Secretary from May 2009 until December 2013, and as the Executive Vice President, General Counsel and Secretary of Industrial Income Trust Inc. (“IIT”) from December 2013 until the sale of IIT in November 2015. He has also served as a Managing Director of Black Creek Group LLC, a Denver-based private equity real estate firm, since September 2007, and as Executive Vice President of Dividend Capital Group LLC since October 2010. Prior to joining us in September 2007, Mr. Widoff was a partner from October 2002 to July 2007 at the law firm of Brownstein Hyatt Farber Schreck, P.C., where he was active in the management of the firm, serving as chairman of both the firm’s Associate and Recruiting Committees and overseeing an integrated team of attorneys and paralegals servicing clients primarily in the commercial real estate business. During more than a dozen years of private practice, he managed transactions involving the acquisition, development, leasing, financing and disposition of various real estate assets, including vacant land, apartment and office buildings, hotels, casinos, industrial/warehouse facilities and shopping centers. He also participated in asset and stock acquisition transactions, convertible debt financings, private offerings and complex joint venture negotiations. Mr. Widoff served as general business counsel on a variety of contract and operational issues to a wide range of clients in diverse businesses. Mr. Widoff currently serves as Chair and Commissioner for the Denver Urban Renewal Authority. Mr. Widoff received his Bachelor’s Degree from Trinity University in Texas and his Juris Doctor Degree from the University of Colorado School of Law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Black Creek Diversified Property Fund Inc.
May 8, 2018
	By:	/s/ LAINIE P. MINNICK
Lainie P. Minnick Managing Director, Chief Financial Officer and Treasurer